SERVICE AGREEMENT

THIS SERVICE AGREEMENT ("Agreement") is entered into as of the ____ day of, April  2009 between Yongye Biotechnology International, Inc, whose principal offices are Suite 608, Xueyuan International Tower, No.1 Zhichun Road, Haidian District, Beijing, China (hereinafter referred to as the Company") and  , (hereinafter referred to as the "Director") to provide the terms under which the Director shall perform his functions as a elected independent director to the Board of Directors of the Company during his or her respective terms.

WHEREAS, the Company's business consists of the development, production and distribution of agricultural nutrient products and activities incidental thereto (the "Business") and the Company is a public company subject to the securities laws and rules and other applicable laws and rules of the United States;

WHEREAS, the Company recognizes the unique qualifications and contributions of the Director and desires to secure the services of the Director on the terms and conditions set forth herein; and

WHEREAS, the Director is prepared to commit to such services in return for specific arrangements on compensation and other benefits on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, the Company and the Director do hereby agree as follows:

1.	DUTIES OF THE DIRECTOR

1.1
The Director shall carry out his/her duty as an independent director to the Company and shall make himself or herself available to perform such functions in keeping with all the applicable laws, rules and regulations of the United States and the People’s Republic of China, including not limited to the applicable securities laws, the laws of the State of Nevada.

1.2
The Director hereby agrees faithfully to render the service expected of an independent director and to promote the interests of the Company to the best of his ability and keep his or her duty of care, confidentiality and loyalty among other duties.  The Director further agrees to devote necessary time, attention, skill and best efforts to the performance of his duties under this Agreement.

1.3	The Director shall have such power and authority as shall reasonably be required to enable him to perform his duties hereunder in an efficient manner.

1.4	The Director shall not self-deal or do anything harmful to the interest of the Company or its shareholders and shall not engage in any insider trading or similar activities.

1.5
The Director shall maintain her or his standing and capacity as an “independent director” under the relevant rules of the Securities and Exchange Commission and relevant rules and regulations of relevant stock exchanges and shall not engage in any employment or service with the Company or otherwise that may impair such standing.

2.	COMPENSATION AND EXPENSES

During his or her term as a Director until the ease of his or her function as a Director:

2.1	The Company agrees to pay the Director and annual retainer (the "Retainer") of $ 3,333 to be paid monthly.

2.2
The Company shall promptly pay or reimburse the Director for all reasonable expenses actually and properly (in accordance with the  Company's policy) incurred or paid by him in connection with the performance of his services under this Agreement (including, without limitation, travel expenses) upon presentation of expense statements or vouchers or such other supporting documentation in such form and containing such information as the Company may from time to time require.

3.	MISCELLANEOUS

3.1
This Agreement expresses the entire understanding and agreement of the parties and supersedes any and all prior agreements and understandings, whether written or oral, relating in any way to the subject matter of this Agreement.  This Agreement cannot be modified, amended or supplemented except by a written instrument or instruments executed by each of the parties hereto.

3.2
This Agreement shall have a term during the period the director serves as a director of the Company until such time he or she is removed by the board of directors by a vote of the majority or not elected by the next shareholders meeting whichever comes earlier.

3.3
All rights and remedies herein granted or referred to are cumulative, resort to one shall not preclude resort to another.  No waiver by either party of a breach of this Agreement, or any part hereof, shall be deemed to be a waiver of any other prior, concurrent or subsequent breach of the same or different provisions of this Agreement.

Director Service Agreement II

3.4
This Agreement shall be governed by and construed under the laws of the State of New York.  If any provision of this Agreement shall be invalid or unenforceable, this Agreement shall be deemed amended but only to the extent required to make it valid and enforceable, and this Agreement as thereby amended shall remain in full force and effect.

3.5
Arbitration is the only and exclusive remedy to the parties for any dispute arising from this agreement. The parties hereby expressly waive the right to any jury or non-jury trial and hereby expressly submit to the exclusive jurisdiction of an arbitration tribunal under the auspices of the American Arbitration Association in the city of New York with such tribunal composed of three arbitrators of which one is selected by each party and the third one selected by the two arbitrators already selected respectively by the parties  The ward by the tribunal shall be exclusive, binding, final and enforceable against the parties. In any arbitration arising out of this Agreement, the prevailing party shall be entitled to request and receive an amount as and for the reasonable counsel fees and expenses incurred by the prevailing party in connection with such action, proceeding or arbitration.

3.6	In this Agreement, unless the context requires otherwise or it is otherwise expressly provided, words denoting any gender include all genders.

Director Service Agreement II

IN WITNESS WHEREOF, the Company and the Director have executed this Agreement as of the day and year first above written.

Yongye Biotechnology International, Inc.

_______________________________	By:____________________________
Director:
Name: Wu, Zishen
Its: Chairman

Director Service Agreement II